SallieMae	N E W S	R E L E A S E

FOR IMMEDIATE RELEASE	Media Contact:	Investor Contact:
	Jim Boyle (703) 810-5605 Martha Holler (703) 810-5178	Jeff Heinz (703) 810-7751 Nam Vu (703) 810-7723

SLM CORPORATION PRICES SENIOR CONVERTIBLE DEBENTURE PRIVATE OFFERING

RESTON, Va., May 14, 2003 — SLM Corp. (NYSE:SLM) announced today that it has priced its previously announced offering of $2 billion aggregate principal amount of 32-year senior convertible debentures. SLM Corp. anticipates that the transaction will close on May 20, 2003. The debentures will be senior unsecured debentures, convertible, under certain conditions, into shares of SLM common stock, at a conversion price of $197.93.

The convertible debentures will bear interest at a floating rate equal to three-month LIBOR minus 0.05 percent, payable in cash, quarterly in arrears, until July 25, 2007, and cannot be called or put prior to that date. Beginning on July 25, 2007, the debentures may be called by the company, subject to certain conditions.

SLM Corp. has also granted the initial purchasers a 13-day option to purchase up to an additional $300 million of the debentures. Concurrently with the private offering, the company has made arrangements to enter into equity forward contracts with the initial purchasers through which we agreed to acquire up to 1.5 million shares of its common stock.

SLM Corp. intends to use the net proceeds of the offering for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures, nor shall there by any sale of the debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state. The offering is being made only to qualified institutional buyers. The debentures and the shares of SLM’s common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

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SLM Corporation (NYSE: SLM) is the nation’s leading provider of education funding, managing nearly $81 billion in student loans for more than seven million borrowers. The company primarily provides federally guaranteed student loans originated under the Federal Family Education Loan Program (FFELP), and offers comprehensive information and resources to guide students, parents and guidance professionals through the financial aid process. Celebrating its 30th anniversary this month, the company opened its doors in May 1973 as a government-sponsored enterprise (GSE) called the Student Loan Marketing Association, and began the privatization process in 1997. Since then, Sallie Mae’s parent company name has changed, most recently to SLM Corporation (effective May 17, 2002). Through its specialized subsidiaries and divisions, the company also provides an array of consumer credit loans, including those for lifelong learning and K-12 education, and business and technical outsourcing services for colleges and universities. More information is available at http://www.salliemae.com . SLM Corporation and its subsidiaries, other than the Student Loan Marketing Association, are not sponsored by or agencies of the United States.

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Sallie Mae	•	11600 Sallie Mae Drive	•	Reston, Virginia 20193	•	www.salliemae.com